EXHIBIT 10.73

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made on March 17, 2003 between Blackhawk State Bank (the "Bank"), having its principal offices located at, 400 Broad Street, Beloit, Wisconsin, 53512, and Dale Blachford (the "Executive"), and shall be effective as of the date of acquisition of DunC Corporation ("DunC"), by Blackhawk Bancorp, Inc. ("Blackhawk") or by any subsidiary or affiliate thereof (the "Commencement Date").

                                    RECITALS
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     WHEREAS, the Executive and DunC are parties to a Change of Control
Agreement dated March 23, 2001 and amended on December 12, 2002 (the "COC Agreement"); and

     WHEREAS, effective as of the Commencement Date, Blackhawk is acquiring all of the issued and outstanding shares of capital stock of DunC and, concurrently therewith, is consolidating with and into the Bank the assets, business and operations of DunC, including without limitation the assets, business and operations of DunC's wholly-owned subsidiary, First Bank, an Illinois chartered bank (together the "Acquisition Transaction"); and

     WHEREAS, Executive is a key employee of First Bank and DunC, whose extensive background, knowledge and experience in the financial institution industry has substantially benefited First Bank and DunC and whose continued employment as a member of the Bank's management team following the Acquisition Transaction will benefit the Bank, as the successor to First Bank's business and operations, in the future; and

     WHEREAS, the parties are mutually desirous of entering into this Agreement setting forth the terms and conditions for the employment relationship between the Bank and Executive.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the Bank covenants and agreements set forth below:

     1.   Employment.  The Bank shall employ Executive, and Executive shall
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serve the Bank, on the terms and conditions set forth in this Agreement, for the period set forth in Section 2 hereof.

     2.   Term of Employment.  The period of Executive's employment under this
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Agreement shall begin as of the Commencement Date and expire on the second anniversary of the Commencement Date, unless sooner terminated as provided in
Section 5. The term of employment as in effect hereunder is referred to as the "Employment Term".

     3.   Position and Duties.  Executive's position with the Bank shall be
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Senior Vice President and Boone County Market Manager or such other position as is mutually agreed by the Bank and the Executive. Executive shall serve the Bank in such capacity, performing such duties as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by the Bank's Board of Directors to be necessary to its operations and in accordance with its bylaws or such other duties as are agreed to by the Bank and the Executive.

     4.   Compensation.  As compensation for services to be provided pursuant to
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this Agreement, Executive shall receive from the Bank the compensation and benefits set forth below:

          (i)    Base Salary.  During the Employment Term, Executive shall
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     receive a base salary ("Base Salary") in such amount as may from time to time be approved by the Board. The Base Salary shall at no time be less than $85,000 per annum. Executive's Base Salary shall be paid in accordance with the Bank's regular payroll practices, as from time to time in effect.

          (ii)   Bonus Payments.  In addition to Base Salary, Executive shall
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     be entitled, during the Employment Term, to receive bonus payments as follows: (A) for the year containing the Commencement Date, the Executive shall be entitled to receive bonus payments in accordance with the DunC incentive plan in place prior to the Commencement Date and (B) for the remainder of the Employment Term, the Executive shall be entitled to receive bonus payments in such amount and on such terms as the Bank's Board of Directors may determine from time to time; in each case provided the established reasonable conditions have been satisfied.

          (iii)  Signing and Stay Bonus.  The Executive is being paid $25,000
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     on the date hereof by DunC and if the Executive is employed by the Bank on the applicable payment date, the Bank shall pay the Executive a stay bonus as follows: (A) $45,000 on the Commencement Date; (B) $20,000 on the first anniversary of the Commencement Date and (C) $15,000 on the second anniversary of the Commencement Date.

          (iv)   Automobile.  During the Employment Term, the Bank shall
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     provide the Executive with a Bank-owned or Bank-leased vehicle or with a monthly automobile allowance, in each case on reasonable terms and conditions established by the Bank.

          (v)    Professional Conference.  During the Employment Term, the
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     Executive shall be entitled to attend up to two (2) professional conferences per year which are mutually agreed to by the Bank and the Executive; provided that such conference is related to the Executive's area of primary responsibility.

          (vi)   Physical Exam.  During the Employment Term, the Executive
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     shall be entitled to an annual physical examination to be performed by a physician of the Executive's choice. The Bank shall pay the reasonable fees of such physician. The Executive's employment hereunder is not contingent upon the results of any such physical examination.

          (vii)  Stock Options.  As soon as practicable following the
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     Commencement Date, Blackhawk shall grant the Executive 3,000 options under the Blackhawk Bankcorp, Inc. 1994 Executive Stock Option Plan. Such options shall be granted at an exercise price equal to the fair market value at that time of grant.

          (viii) Other Benefits.  During the Employment Term, Executive shall
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     be entitled to vacation (not less than 20 days per annum), sick time, personal days and other perquisites in the same manner and to the same extent as provided under Bank policies as generally available from time to time to its other employees. During the Employment Term, the Bank shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to other comparable level employees, with the exception of any supplemental retirement plans of the Bank.

          (ix)   Expense Reimbursement.  During the Employment Term, the Bank
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     shall reimburse the Executive for all reasonable and necessary business expenses of the Executive incurred in connection with rendering service to the Bank as an employee pursuant to this Agreement in accordance with the Bank's usual and customary practices, including, without limitation, the submission of vouchers and other supporting documentation.

          (x)    Life Insurance.  On or about the Commencement Date, the Bank
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     shall cause American National Insurance Company policy number UO325171 in the face amount of $200,000 to be transferred to the Executive and Executive shall thereafter be responsible for all premiums on such policy.

          Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment provided under this paragraph 4(viii) (except to the extent Executive had previously earned or accumulated vested rights therein) following termination or discontinuance of such plan, program or perquisite by the Board of Directors.

     5.   Termination.  This Agreement may be terminated, subject to
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payment of the compensation and other benefits described below, upon occurrence of any of the events described herein. In case of such termination, the date on which Executive ceases to be employed under this Agreement, after giving effect to any prior notice requirement set forth below, is referred to as the "Termination Date".

          (i)    Death; Disability; Retirement.  This Agreement shall
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     terminate upon the death, disability or retirement of Executive.  As used in this Agreement, "disability" shall mean Executive's inability, as the result of physical or mental incapacity, to substantially perform his duties, with or without accommodations, with the Bank for a period of 180 consecutive days. Any question as to the existence of Executive's disability upon which Executive and the Bank cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and the Bank or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence. The costs of any such medical examination shall be borne by the Bank. If Executive is terminated due to disability, the Executive shall be paid (a) his theretofore unpaid base salary and incentive compensation for the period of employment through the Termination Date; and (b) compensation for accrued but unused vacation time through the Termination Date.

          As used in this Agreement, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any Bank retirement plan generally applicable to its employees or in accordance with any retirement arrangement established for Executive with the Executive's consent.

          If termination occurs as a result of death, disability or retirement, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits available to him under the Bank's benefit plans as in effect on the date of death, disability or retirement.

          (ii)   Cause.  The Bank may terminate Executive's employment under
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     this Agreement for cause at any time, and thereafter the Bank's obligations under this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained in this Agreement, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4, and the plans and programs provided therein, by reason of employment through the Termination Date.

          For purposes of this Agreement, "Cause" shall mean:

          (A) The intentional failure by Executive to substantially perform assigned duties (appropriate to the Executive's position and level of compensation) with the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Bank's Chief Executive Officer, which demand specifically identifies the manner in which the Bank's Chief Executive Officer believes Executive has not substantially performed his duties, advises Executive of what steps must be taken to achieve substantial performance, and allows Executive sixty (60) days in which to demonstrate such performance.

          (B) Any willful act of misconduct by Executive which is or could reasonably be expected to be materially injurious to Blackhawk or the Bank, monetarily or otherwise;

          (C) A criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking laws of the United States;

          (D) A criminal conviction of Executive for the commission of any felony;

          (E) A breach of fiduciary duty involving personal profit and relating to the Executive's duties to the Bank;

          (F) A willful violation of any law, rule or regulation (other than a traffic violation or similar offenses) or final cease and desist order which is or could reasonably be expected to be materially injurious to Blackhawk or the Bank, monetarily or otherwise; or

          (G) Personal dishonesty in connection with the Executive's duties to the Bank or material breach of any provision of this Agreement provided that with respect to a material breach of this Agreement other than Section 7(ii), 7(iii) or 7(iv), the Executive shall first be given notice by the Bank of the material breach and the Executive shall have thirty (30) days from the date of such notice to remedy such material breach.

          For purposes of this Subsection (5)(ii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank.

          (iii)  Voluntary Termination by Executive.  Executive may
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     voluntarily terminate the Executive's employment under this Agreement at any time by giving at least sixty (60) days advance written notice to the Bank; provided that the Bank may then elect to terminate Executive's employment prior to the date specified in Executive's notice (which shall also be treated as a voluntary termination under this Section). The date specified in Executive's notice or such earlier date elected by the Bank shall be Executive's "Termination Date". The Bank shall continue to pay the Executive until the latter of: (A) the Termination Date or (B) the date which is 60 days following the date of the Executive's notice. In addition, the Executive shall receive all other benefits in which he was vested or to which he was otherwise entitled under Section 4 through the Termination Date and, in addition, shall receive other benefits available to him under Bank benefit plans in effect on the Termination Date. The Executive shall not be required to perform any duties for the Bank following the Termination Date even though he may be entitled to compensation under this subsection (iii).

          (iv)   Termination by Bank Other Than Due to Death, Disability,
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     Retirement, or For Cause.  The Bank may terminate Executive's
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     employment for any reason upon sixty (60) days' advance written notice to
     Executive. If this Agreement is terminated by the Bank for any reason other than death, disability, retirement or for cause and such termination is not a Change in Control Termination (as defined below) as set forth in
     Section 5(i), (ii) or (vi), then following the Termination Date:

          (A) In lieu of any further salary payments to Executive for a period subsequent to the Termination Date, Executive shall receive severance pay in an amount equal to one hundred fifty percent (150%) of the Executive's then current Base Salary payable in approximately equal installments over a period of eighteen (18) months and in accordance with the Bank's normal payroll practice beginning with the first normal pay date following the Executive's Termination Date provided, that the such amount shall be reduced by the amount of any bonus in excess of Forty-Five Thousand Dollars ($45,000) paid to the Executive pursuant to
               Section 4(iii)(A), 4(iii)(B) and 4(iii)(C) hereof.

          (B) In addition to such Base Salary payments, Executive shall receive all other compensation and benefits in which the Executive was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date.

          (v)    Change in Control.  In the event of a Change in Control
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     Termination, then following the Termination Date, the Executive shall receive severance pay for a period subsequent to the Termination Date in an amount equal to one hundred fifty percent (150%) of the Executive's then current Base Salary; provided, that the such amount shall be reduced by the amount of any bonus in excess of $45,000 paid to the Executive pursuant to
     Section 4(iii)(A), 4(iii)(B) and 4(iii)(C) hereof. At the Executive's election, the foregoing amount shall be payable in one lump sum or in approximately equal installments over a period of eighteen (18) months and in accordance with the Bank's normal payroll practices beginning with the first normal pay date following the Termination Date option. If the Executive has not notified the Bank of his election to receive a lump sum within ten (10) days from the Termination Date, then such amount shall be paid in installments as described in the prior sentence. In addition, if the Executive is not being paid such amount in a lump sum, while the Executive is receiving such severance pay installments in lieu of any further salary payments, Executive shall be entitled to participate in the Bank's health, dental and life insurance plans on the same terms and conditions as are applicable to other Bank employees; provided, that, in the event the Bank's insurance provider does not permit the Executive to continue to participate in such plan following the Termination Date, the Bank shall each month pay the Executive the amount of premiums which the Bank would have otherwise been paying on behalf of the Executive had the Executive been participating in such plan.

          For purposes of this Agreement:

               (A) A "Change in Control" shall be deemed to have occurred if Blackhawk or the Bank sell all or substantially all of its assets or engages in a transaction which results in fifty percent (50%) or more of its voting stock being owned by a person or entity (other than Blackhawk or its affiliates) that does not own fifty percent (50%) of such stock on the Commencement Date.

               (B) "Change in Duties" shall mean, with respect to an Executive, a significant diminution, without the Executive's prior written approval, in the nature or scope of the Executive's authority or duties from those applicable to the Executive immediately prior to a Change in Control, including, but not limited to, the following: (1) any diminution in the Executive's responsibilities or status from the titles, duties, responsibilities or status immediately prior to the Change in Control, (2) a reduction in the Executive's base annual salary or substantial reduction in the aggregate amount of fringe benefits provided to the Executive immediately prior to the Change in Control or (3) a change in the Executive's principal place of employment to a location more than 25 miles from Executive's principal place of employment immediately prior to a Change in Control. The Bank may not reduce the Executive's duties immediately prior to a Change in Control from his duties at the time of the Commencement Date, except as may approved by the Executive in writing.

               (C) "Change in Control Termination" shall mean the termination of the Executive's Employment with the Bank (or its successor) as a result of: (1) the Executive's voluntary resignation following any Change in Duties during the sixty (60) day period prior to a Change in Control, provided such resignation occurs within thirty (30) days of the Change in Control, (2) the Executive's voluntary resignation due to a Change in Duties within twelve (12) months following a Change in Control; and (3) the termination of the Executive's employment by the Bank (or its successor) other than death, disability, retirement or for cause within twelve (12) months following a Change in Control.

          (vi)   Release.  The Bank shall not have an obligation to pay any
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     amount to or to provide benefits to the Executive under subsection (vi) or
     (v) above unless and until the Executive has signed and delivered to the Bank a valid, binding and effective release of any and all claims against the Bank and its affiliates and agents arising from or relating to the Executive's employment with the Bank or the termination of such employment. In the event such release is not delivered to the Bank within thirty (30) days from the Termination Date, the Bank's obligations to provide payments and benefits pursuant to subsections (iv) and (v) shall cease.

     6.   Limitations on Termination Compensation.  In the event that
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the severance benefits payable to Executive under Section 5 ("Severance
Benefits" or any other payments or benefits received or to be received by Executive from the Bank (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Bank or any corporation ("Affiliate") affiliated with the Bank within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")), in the opinion of tax counsel selected by Blackhawk's independent auditors and acceptable to Executive, constitute "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Executive by the Bank (or an affiliate) and includable in Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Bank occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Executive from the Bank (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (i) Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 6, or (ii) in the opinion of such tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G (b)(4) of the code, and such payments are deductible by the Bank. The Base Amount shall include every type and form of compensation includable in Executive's gross income in respect of the Executive's employment by the Bank (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G (b) of the Code. For purposes of this Section 6, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Bank's independent auditors in accordance with the principles of Sections 280G (b)(3) and (4) of the Code.

     Executive shall have the right to request that the Bank obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to executive's request, no Severance Benefits payable under this Agreement shall be made to Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 6, Executive and the Bank agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under
Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen
(15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

     In the event that Section 280G, or any successor statute, is repealed, this
Section 6 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agreed that, upon issuance of such final regulations this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

     7.   General Provisions.
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     (i)  Successors; Binding Agreement.  This Agreement shall inure
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     to the benefit of, and shall be binding upon, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank.

     (ii) Noncompetition Provision.  Executive acknowledges that the
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     development of personal contacts and relationships is an essential element of the banking business, that the Bank (and its predecessors) has invested considerable time and money in the Executive's development of such contacts and relationships, that the Bank could suffer irreparable harm if the Executive were to leave employment and solicit the business of Bank customers, and that it is reasonable to protect the Bank against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the Bank's promises contained herein, that in the event the Executive's employment with the Bank terminates, Executive shall not, during the Noncompete Period, directly or indirectly, in the Restricted Area: (A) engage in, carry on, or continue any business which competes with the Bank or (B) be employed by, consult with, advise or assist in any way, whether or not for consideration, any Significant Competitor of the Bank.

     For purposes of this Agreement,

     (A) "Significant Competitor" means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation has a home, branch or other office in the Restricted Area.

     (B) "Noncompete Period" shall mean the period during which the Executive is employed by the Bank and, if the Executive's employment with the Bank is terminated during the Employment Term, a period of one year thereafter and, if the Executive's employment with the Bank is terminated after the Employment Term, a period of six (6) months thereafter.

     (C) "Restricted Area" means the twenty-five (25) mile radius from the Bank's or First Bank's office in Belvidere, Illinois or such other office of the Bank or First Bank at which the Executive maintains his principal place of business.

     (iii)     Nonsolicitation Provision. During the Noncompete
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Period, Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm corporation or other business organization, solicit or endeavor to entice away from the Bank and Blackhawk, or otherwise interfere with the relationship of the Bank or Blackhawk with, any person or entity (A) who is a customer of the Bank or First Bank or who otherwise had a business relationship with the Bank or First Bank or was a customer or business relation of either of them within the twenty-four month period prior to the Termination Date, or (B) who is employed by or otherwise engaged to perform services for the Bank or Blackhawk.

     (iv)      Confidentiality.  Except as required for the Executive's
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employment  with  the  Bank  or  Blackhawk,  Executive  shall  not  directly  or indirectly use, disseminate or disclose any Confidential Information (as defined
herein).   Confidential Information  means information  in any  form, format  or media disclosed to Executive or known by Executive as a consequence of or through the Executive's employment by the Bank or its predecessors, not generally known in the industry in which the Bank is or may become engaged, about the Bank's or Blackhawk's customers, processes or services, including
information relating to business plans, products and business strategies.   Upon
termination of Executive's employment  with the Bank,  all documents or  records
containing  Confidential  Information,   including  copies   thereof,  then   in
Executive's possession or  under Executive's  control, whether  prepared by  the
Executive or others,  shall be  left with or  returned to  the Bank.   All  such
material shall remain the property of the Bank and Blackhawk.

     (v)       Enforcement; Survival.  Executive agrees that the provisions
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set forth in subsections (ii), (iii) and (iv) above herein are necessary for the protection of Blackhawk's investment in the Acquisition Transaction and the legitimate business interests of the Bank and that the restrictions set forth therein are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event a court of competent jurisdiction determines that any of the covenants set forth in subsections (ii), (iii) or (iv) above are excessively broad as to duration, geographic scope, activity or otherwise, it is expressly agreed that such covenant shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any party, to be modified, amended or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

     Without intending to limit the remedies available to the Bank, Executive acknowledges that a breach of any of the covenants contained in subsections
(ii), (iii) or (iv) above will result in material irreparable injury to the Bank or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Bank shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited therein or such other relief as may be required to enforce specifically any of the covenants set forth therein. Executive hereby agrees and consents that such injunctive relief may be sought in any state or federal court of record in which venue is appropriate or in any other court having jurisdiction over Executive, at the election of the Bank. In addition to such other relief as may be awarded, if the Bank is the prevailing party it shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in enforcing its rights hereunder.

     In the event Executive violates the provisions of subsection (ii) above and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, such covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation.

     Subsections (ii), (iii) and (iv) and this subsection (v) shall survive any termination of this Agreement.

     (vi)      Notice.  For purposes of this Agreement, notices and all
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other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by Bank States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Bank:

     Blackhawk State Bank
     400 Broad Street
     Beloit, WI  53512
     ATTN:  R. Richard Bastian III
            CEO/President

or if to Executive, at the address set forth below:

     Dale Blachford
     523 Parkway Avenue
     Loves Park, IL 61111

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (vii)     Withholding.  The Bank shall be entitled to withhold from
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amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes of charges which it is from time to time required to withhold. The Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

     (viii)    Entire Agreement.  This Agreement and the documents referred
               ----------------
herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement. In particular, upon this Agreement becoming effective, this Agreement supercedes the COC Agreement and the Employee waives any rights to receive "severance pay" under the COC Agreement. Notwithstanding any provision in this Agreement to the contrary, upon the termination of the Merger Agreement among Blackhawk, DunC and DunC Merger Corporation relating to the Acquisition Transaction, this Agreement shall terminate and be null and void and the COC Agreement shall be unaffected.

     (ix)      Miscellaneous.  No provision of this Agreement may be amended,
               -------------
waived or discharged unless such amendment, waiver of discharge is agreed to in writing and signed by Executive and such Bank officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

     IN WITNESS WHEREOF, the undersigned have duly executed this Employment Agreement as of this 17 day of March, 2003.

                                   BLACKHAWK STATE BANK

                                   By:/s/ R Richard Bastian, III
                                      ---------------------------
                                      R. Richard Bastian III

                                   Its: President and Chief Executive Officer

                                   Attest:

                                   By:/s/ Todd James
                                      --------------------------
                                      Todd James

                                   Its: Chief Financial Officer

                                   BLACKHAWK BANKCORP, INC.
                                   (solely for purposes of Section 4(vii))

                                   By:/s/ R Richard Bastian, III
                                      ---------------------------
                                      R. Richard Bastian III

                                   Its: President and Chief Executive Officer

                                   EXECUTIVE

                                   /s/ Dale L. Blachford
                                   ------------------------------
                                   Dale Blachford